Suite 1050, 400 Burrard Street Vancouver, British Columbia V6C 3A6 Canada	e: info@contactgold.com p: +1 (604) 449-3361 w: contactgold.com

CONTACT GOLD ANNOUNCES PROPOSED PUBLIC OFFERING OF UNITS

AND SIGNING OF LETTER OF INTENT TO REDEEM PREFERRED STOCK

Vancouver, B.C. (August 6, 2020) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C and OTCQB: CGOL), is pleased to announce that it intends to offer units of the Company ("Units") pursuant to a proposed public offering (the "Offering").  Each Unit will consist of one share of common stock in the capital of the Company (a "Share", and as a constituent of the Unit, a "Unit Share") and one-half of one Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder thereof to acquire one Share at an exercise price and term to be determined in the context of the market.

The Company also announces the entering into of a binding letter of intent (the "LOI") with Waterton Nevada Splitter, LLC ("Waterton"), a significant shareholder of the Company, to redeem all or a portion of the currently outstanding Class A Shares of Preferred Stock of the Company ("Preferred Shares") (which may be coupled with a private placement with Waterton to fund the redemption of the remaining portion of the Preferred Shares), or undertake an amendment to the terms of the Preferred Shares, subject to certain terms and conditions as further described below.

Matthew Lennox-King stated, "A successful offering will allow the Company to launch exploration programs at the Green Springs and Pony Creek projects with drilling expected to commence almost immediately following the closing of the Offering. Satisfaction of the terms of the Waterton LOI will allow Contact Gold to redeem all or a portion of the Preferred Shares, eliminating or reducing these securities from the Company's capital structure.  If completed, this will create better alignment amongst all stakeholders and position the Company to capitalize on the value of its Nevada projects."

Offering

The proposed Offering will be marketed on a "best efforts" basis and the final size and pricing of the Offering will be determined in the context of the market and taking into account other factors.  The Offering will be conducted (A) in Canada pursuant to a prospectus supplement (the "Prospectus Supplement") to the Company's short form base shelf prospectus dated October 24, 2018 filed in all of the provinces and territories of Canada, except for Québec (the "Canadian Jurisdictions"), and (B) to the public under an offering statement on Form 1-A, which includes an offering circular (the "Offering Statement"), pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the "1933 Act"), filed with the United States Securities and Exchange Commission (the "SEC").

A preliminary Prospectus Supplement and a preliminary Offering Statement containing important information relating to the Offering have been filed with the securities commissions in the Canadian Jurisdictions and in the United States with the SEC, respectively. The preliminary Prospectus Supplement and the preliminary Offering Statement are still subject to completion or amendment.  Copies of the preliminary Prospectus Supplement and the preliminary Offering Statement are available at www.sedar.com and www.sec.gov and may be obtained from Cormark Securities at Cormark Securities Inc., 416-943-6405, Royal Bank Plaza, South Tower, Suite 2800, 200 Bay Street, P.O. Box 63, Toronto, ON M5J 2J2.

The Offering will be conducted by Cormark Securities Inc. and its U.S. affiliate (the "Underwriters"). The Company has granted to the Underwriters an option (the "Over-Allotment Option"), exercisable in whole or in part, in the sole discretion of the Underwriters, for a period of 30 days from and including the closing date of the Offering, to purchase additional Units, additional Shares and/or additional Warrants, in an aggregate amount not to exceed 15% of Units, Shares or Warrants sold pursuant to the Offering, on the same terms and at the same price as the Units, Shares and Warrants sold under the Offering, to cover over-allotments, if any, and for market stabilization purposes.

If the Offering is completed, the net proceeds from the Offering are expected to be used to undertake further drilling at Contact Gold's Green Springs and Pony Creek projects located in Nevada, to redeem a portion of the Preferred Shares, for exploration expenditures on Contact Gold's other properties, and for general working capital purposes. The nature and extent of the drilling at the Green Springs and Pony Creek projects will be scaled based on the amount of proceeds ultimately received by the Company from the Offering. The Offering will be subject to certain conditions, including but not limited to successful marketing efforts and the receipt of all necessary securities regulatory and stock exchange approvals. There can be no assurance as to whether the Offering will be completed.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful.  The securities being offered have not been approved or disapproved by the SEC or any Canadian securities commission, nor has any such regulatory authority passed upon the accuracy or adequacy of the preliminary Prospectus Supplement or the preliminary Offering Statement. The securities being offered have not been and will not be registered under the 1933 Act.

Waterton Letter of Intent

In accordance with the terms of the LOI, if at least C$10,000,000 is raised pursuant to the Offering: (i) Contact Gold will use a minimum of C$5,000,000 from the proceeds of the Offering to redeem a portion of the Preferred Shares; (ii) Waterton will purchase Shares (at a price per share equal to the price per Unit Share) in an aggregate amount required to redeem the balance of the remaining issued and outstanding Preferred Shares (the "Redemption Placement"); and (iii) Contact Gold will apply the Redemption Placement proceeds to redeem all of the outstanding Preferred Shares.

If less than C$10,000,000 is raised under the Offering, Contact Gold has agreed to use commercially reasonable efforts to obtain all approvals (including shareholder and regulatory approvals) (the "Approvals") required to amend the terms of the Preferred Shares, by amending the articles of incorporation ("Article Amendments"), to:

i. extend the maturity date from June 7, 2022 to a date that is five years from the date all Approvals are obtained;

ii. reduce the cumulative dividend rate from 7.5% to 3.75% per annum from the date the Article Amendments are effective; and

iii. reduce the conversion price of the Preferred Shares from C$1.35 per share to the lesser of: (A) C$0.31; (B) 135% of the offering price allocated to a Unit Share; and (C) 135% of the 20-day volume weighted average price of the Shares prior to the date all Approvals are obtained.

If more than C$3,000,000 and less than C$10,000,000 is raised in the Offering, and Contact Gold fails to complete the Article Amendments, it has agreed to use 50% of any proceeds in excess of C$3,000,000 to redeem a portion of the issued and outstanding Preferred Shares. Completion of the transactions contemplated by the LOI is subject to all requisite approvals including shareholder and TSX Venture Exchange ("TSXV") approvals.

Technical Report

The Company also advises that it has filed a National Instrument 43-101 - Standards of Disclosure for Mineral Projects technical report entitled "Technical Report for the Green Springs Project, White Pine County, Nevada, United States of America", dated and effective as at June 12, 2020 (the "Report"), and available under the Company's issuer profile on SEDAR at www.sedar.com. The Report has also been posted on the Company's website.

About Contact Gold Corp.

Contact Gold is an exploration company focused on producing district scale gold discoveries in Nevada.  Contact Gold's extensive land holdings are on the prolific Carlin, Independence and Northern Nevada Rift gold trends which host numerous gold deposits and mines. Contact Gold's land position comprises approximately 200 km2 of target rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Additional information about the Company is available at www.contactgold.com.

For more information, please contact: +1 (604) 449-3361

Matthew Lennox-King - President & CEO

E-mail: info@ContactGold.com

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

The Form 1-A has not been qualified by the SEC or any state securities commission. For the purposes of Regulation A of the 1933 Act, (a) no money or other consideration is being solicited and if sent in response, will not be accepted; (b) no offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date; and (c) any person's indication of interest involves no obligation or commitment of any kind. All sales, if any, are anticipated to be subject to limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A, as described in the Offering Statement.

Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian and United States securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the proposed Offering and Redemption Placement, the intended use of proceeds therefrom, the completion and nature of the transactions contemplated by the LOI, the satisfaction of the conditions to the completion of the transactions contemplated by the LOI, including the receipt in a timely manner of regulatory and other required approvals and clearances, including the approval of the TSXV for the Redemption Placement and shareholder and TSXV approval of the Article Amendments; and the nature, timing and extent of the Corporation's planned exploration programs and activities..

These forward-looking statements are based on opinions and estimates of management of the Company at the time such statements were made and are based on various assumptions, including but not limited to, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities and currency markets (such as the $ to US$ exchange rate); no materially adverse changes or economic developments, that various risks and hazards associated with the business of mineral exploration, development and mining will not materialize and the ability to continue raising the necessary capital to finance operations.  Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors that may affect the forward-looking statements in this news release include but are not limited to: risks related to the Offering; risks related to successful marketing efforts; changing market conditions; and receipt of applicable regulatory approvals.  Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.